Camber Energy, Inc. 10-K

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statements of Camber Energy, Inc. on Form S-3 (File No. 333-173825, 333-216231, 333-214085, 333-213713, and 333-211066) and on Form S-8 (File No. 333-166257, 333-179220, 333-195959, 333-210732 and 333-217014) of our report dated July 1, 2019, with respect to our audit of the consolidated financial statements of Camber Energy, Inc. as of March 31, 2019 and the year ended March 31, 2019, which report is included in this Annual Report on Form 10-K of Camber Energy, Inc. for the year ended March 31, 2019.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 1, 2019

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